LIBERTY OILFIELD SERVICES INC. APPOINTS GALE NORTON TO ITS BOARD OF DIRECTORS
July 23, 2019
Denver - (Business Wire) - Liberty Oilfield Services Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today its appointment of Gale Norton, Former U.S. Secretary of the Interior, to its Board of Directors. She has also been appointed as Chair of Liberty’s Nominating and Governance Committee.
“We are thrilled to welcome Gale Norton to our Liberty family,” said Chris Wright, Liberty CEO. “Gale is a strong leader and her experience with legal and regulatory issues, especially those involving energy and natural resources, makes her a valuable addition to our Board.”
Gale Norton has over three decades of experience handling energy, natural resources and environmental issues. She has been the President of Norton Regulatory Strategies, a consulting firm, since 2011. From 2007 to 2010, she served as General Counsel, Unconventional Oil, for Royal Dutch Shell, an international oil and natural gas company. Prior to joining Shell, Ms. Norton served as the Secretary of the Interior of the United States under President George W. Bush from 2001 to 2006, helping shape our nation’s energy policies. She was Attorney General of the State of Colorado from 1991 to 1999.
Ms. Norton holds Bachelor of Arts and Juris Doctorate degrees from the University of Denver. She is a director of American Transmission Company, a private company in the electric utility industry, and also a Governance Fellow of the National Association of Corporate Directors.

About Liberty

Liberty is an independent provider of hydraulic fracturing services to onshore oil and natural gas exploration and production companies in North America. Liberty was founded in 2011 with a relentless focus on improving tight-oil completions, and an emphasis on customer partnerships and technology to find innovative answers to frac optimization. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyfrac.com.

Contact:

Michael Stock
Chief Financial Officer
303-515-2851
IR@libertyfrac.com